Exhibit 10.4

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

AMENDMENT

to

COLLABORATION AND LICENSE AGREEMENT

between

Genmab A/S

[**]

[**]

[**]

[**]

and

ADC Therapeutics Sarl

Rue Saint-Pierre 2

Lausanne, 1003 Switzerland

This Amendment to the Collaboration and License Agreement dated 14 June 2013 between Genmab A/S (“Genmab”) and ADC Therapeutics Sarl (“ADCT”) (hereinafter referred to as the “Agreement”) is entered into with effect from 20 November 2013 by and between Genmab and ADCT (together referred to as “Parties”).  All capitalized terms below are as defined in the Agreement.

BACKGROUND

WHEREAS, ADCT has informed Genmab that is wishes to have [**] manufacture the ADC going forward;

WHEREAS, pursuant to a certain license agreement between [**] and Genmab dated [**] (the “[**] Agreement”) additional payments may be due [**], in the event that a manufacturer, such as [**], is not considered [**];

WHEREAS, the selection of [**] may also result in a milestone payment to [**] upon completion of [**];

WHEREAS, the Parties desire to amend the Agreement to account for these potential contingent events; and

NOW, THEREFORE, the Parties for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree to amend the following provisions of the Agreement as follows:

Section 3.4 is deleted in its entirety and replaced with the following (blacklines showing change from original):

3.4          Pre-Clinical Cap.  The Development Costs in connection with the Pre - Clinical Work Plan shall not exceed [**] (the “Pre-Clinical Cap”), which shall be paid by ADCT, subject to Genmab’s obligation to reimburse ADCT if a 50% Election is made as provided in Section 5.1.2(a)(i).  Notwithstanding the above, ADCT may increase the cost of the Pre-Clinical Work Plan at its sole discretion and cost.  For the avoidance of doubt, Genmab will, upon a 50% Election, reimburse ADCT for the lesser of (i) fifty percent (50%) of the actual pre-clinical costs incurred by ADCT and (ii) fifty percent (50%) of the Pre-Clinical Cap.  ADCT agrees that payments under the Spirogen Agreement, if any, shall not be part of the Development Costs in connection with the Pre-Clinical Work Plan and shall therefore not be reimbursable by Genmab.

Section 6.4 is deleted in its entirety and replaced with the following (blacklines showing change from original):

6.4           Development Costs.  The Parties will share equally all Development Costs for the ADC (which have been set forth in the Clinical Work Plan) with respect to the Development activities hereunder.  The Parties are obligated to each fund fifty percent (50%) of costs associated with the Development of the ADC up until the final report for the Qualifying Phase I/II Clinical Trial.  Notwithstanding the above, in the event that the manufacturer of the ADC chosen by ADCT is not [**], the Parties agree that ADCT will be solely responsible for the payment of (a) the [**] of [**], and (b) the [**] of [**].  Also, notwithstanding anything to the contrary in this Agreement, if a certain milestone for [**] of [**] becomes payable to [**] while the Parties are Co-Developing, the Parties agree that ADCT will be responsible for the payment of [**] of such milestone and Genmab will be responsible for the payment of [**] of such milestone.  The JSC shall review on a [**] basis the Development Costs against the budget for such expenses in the applicable calendar year.  If in the course of such [**] review the JSC determines that the actual amounts incurred for Development Costs are likely to be higher than budgeted, the JSC shall review the reasons for such potential overrun and determine whether such overrun is appropriate.  The JSC may, if appropriate, amend the Clinical Work Plan to permit such overrun or to reduce such activities such that no overrun is incurred.  If any costs for the Development activities result in a budget overrun of the applicable and approved annual joint budget in excess of [**], the JSC shall have the discretion to review such costs and designate them as Development Costs. Where the JSC does not so designate excess Development Costs, any such unapproved excess Joint Development Costs shall be borne by the Party incurring them.  However, if the budget overrun is due to a delay or an advance in timing as to the planned activities, which activities are in accordance with the Clinical Work Plan, then such excess Development Costs shall be shared equally by the Parties regardless of which Party has incurred such costs.  ADCT agrees that payments under the Spirogen Agreement, if any, shall not be part of the Development Costs and shall be borne solely by ADCT.

Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

Section 7.2 is deleted in its entirety and replaced with the following (blacklines showing change from original):

7.2           Development After a Withdrawal by ADCT.  If ADCT elects a Withdrawal, then Genmab, if it elects to be the Continuing Party, shall be the sole developing Party and be solely responsible for executing and funding the Pre-Clinical Work Plan and Clinical Work Plan, as approved and modified by the JSC from time to time, until the completion of the Qualifying Phase I/II Clinical Trial.  For clarity, the Continuing Party shall be responsible for the additional [**] payments (if any) and as set out in the amended section 6.4 and 100% of the milestone payment also as set out in the amended section 6.4.  The member of the JSC appointed by Genmab shall have the casting vote.  Genmab shall provide to the JSC a report of the progress and work performed under the Pre- Clinical Work Plan, if applicable, and during the Clinical Phase of the Development every [**] months, the first report being due [**] months after ADCT’s Withdrawal.  [**] per calendar year, Genmab shall provide ADCT with a written report summarizing Genmab’s significant activities performed and planned related to research and Development of the ADC and status of clinical trials.  Such reports shall be deemed Genmab’s Confidential Information for the purposes of Article 11.  If ADCT elects a Withdrawal prior to filing of an IND, and Genmab elects to be the Continuing Party the provisions of Articles 3 and 5 of this Agreement shall not be applicable.

Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.

Save as set forth in this Amendment all other terms of the Agreement remain valid and unchanged.

The Parties have caused this Amendment to be executed by their duly authorized representatives:

Genmab A/S [**] [**] [**]		ADC Therapeutics Sarl Rue Saint-Pierre 2 Lausanne, 1003 Switzerland

Signature:	/s/ [**]	Signature:	/s/ Michael Forer
Print Name:	[**]	Print Name:	Michael Forer
Title:	[**]	Title:	CEO

Certain confidential information contained in this document, marked by [**], has been omitted because
ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and
(ii) would likely cause competitive harm to ADC Therapeutics SA (ADCT) if publicly disclosed.